Exhibit 10.10

TUNRKEY MANUFACTURING AGREEMENT

This agreement is effective as of the November 7, 2013 (the Effective Date) by and between:

INVASIX Ltd., with a principal place of business at Tavor building, POB 533, Yokneam, Israel, Hereinafter referred to as “Customer”

And

STI Laser Industries Ltd., with a principal place of business at Industrial Zone Or Aqiva 3065001 P.O.B. 34, Israel

Hereinafter referred to as “Contractor”

Whereas	Customer designs, manufactures and sells a medical device for use in the area of liposuction which includes subassemblies, components and know-how that is confidential and proprietary property of Customer; and

Whereas	Customer desires to buy manufacturing services; and

Whereas	Contractor is in the business of manufacturing and assemblies; and

Whereas	Contractor declares that it has an approved enterprise status for the manufacturing and assembly of medical devices, and it has no knowledge of circumstances that should bring to the termination of such status; and

Whereas	Contractor declares that it has all the capabilities and equipment to supply manufacturing services for Customer’s Products stipulated in Appendix A attached hereto; and

Whereas	Contractor desires to supply its manufacturing services to Customer and use in accordance with Customer specifications and standards as well as other general commercial practices.

Now therefore, the Parties hereto have agreed and do hereby agree as follows:

1. Precedence

1.1	The terms and conditions and appendices herein shall govern all services performed by Contractor pertaining to the subject matter.

1.2	It is the intent of the Parties that this Agreement and its appendices represent the entire agreement and prevail over the terms and conditions of any purchase order, acknowledgment form or order instruction.

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2. Term

This Agreement shall commence on the Effective Date and shall continue for an initial term until December 2014. This Agreement shall automatically be renewed for successive one (1) year increments unless either Party requests in writing, at least ninety (90) days prior to the anniversary date, that this Agreement not to be renewed.

3. Scope of Work

Contractor will pursuant to the specifications given by Customer, perform manufacturing services on behalf of Customer on a turnkey basis. These manufacturing services shall include, but not be limited to, labor, materials, testing, packaging and delivery to Customer.

4. Contractor’s Obligations

4.1	Except as otherwise expressly provided for in this Agreement, Contractor shall furnish all of the personnel, equipment (except for dedicated equipment as listed in Clause 5 below) and any other items that are necessary or appropriate to perform the Work, and will bear all costs and expenses involved in the maintenance, repair and operation of the Equipment and the performance of the Work. The Personnel shall be trained and efficient and qualified to perform the Work and the Equipment shall be adequate, serviceable and maintained in first-class operating condition, to the extent applicable. Contractor shall also, as part of the Work, apply for and obtain all governmental permits and approvals required for the Work.

4.2	Contractor shall provide Customer among other with the following services, based on Customers written supplied procedures:

-   Material planning

-   Material procurement

-   Manufacturing quality records

-   Final assembly and integration of the Product

-   In circuit test

-   Functional test

-   Packaging and delivery.

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4.3	Contractor’s production facilities

Contractor will be obliged to allocate to Customer, production and storage space as well as trained production and testing personnel as an integral part of this Agreement.

Contractor shall have the EN IS013485 standard for the production facility. During the term of this agreement, the manufacturing services provided by the Contractor hereto shall confirm in all respects with the EN ISO13485 standard.

5. Customer’s obligations

Customer will provide the following:

-  Dedicated Equipment according to the Customer’s assembly instructions (Annex I)

Whereas the Contractor shall be responsible for the routine maintenance of Customer’s dedicated equipment (as listed in Annex I), the Customer shall bear all expenses required for annual calibration on a cost + 20% basis.

All necessary equipment validations (related to Dedicated Equipment) shall be solely under Customer’s responsibility. Contractor will support such activities as may be requested by Customer but Customer shall bear the responsibility and all related expenses.

-  Technical specifications

-  Standard Operation Procedures

-  Drawings

-  Bill of Materials

-  Approved Vendors list

-  Gerber data, CAD files

-  Quality requirements

-  All external laboratory tests related to product/process validation shall be carried out by the Customer at his own responsibility. In cases where the Contractor shall be requested to manage such external tests, the Customer shall bear all expenses based on cost + 20%.

-  Technical support, as required.

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6. Material Procurement

The material procurement undertaking, pursuant to this Agreement, will be carried-out by the Contractor. The Contractor carries full responsibility to the material procurement. The Customer will advance 50% of the total value of the manufacturing of the first 2000 units (according to an average price of US$70 per unit) from the Effective Day to finance material procurement.

6.1	Contractor is authorized to purchase materials using standard purchasing practices including, but not limited to acquisition of materials recognizing Economic Order Quantity, HSN buy policy and long lead time components management, in order to meet the requirements of Customer’s orders and forecasts.

6.2	Economic Order Quantity (“EOQ”) for items which are un-returnable to vendor or unusable for other clients of the Contractor must be pre-approved by Customer. For such pre-approved EOQ’s, Customer shall advance to the Contractor sums on account of future deliveries equal to 125% of the cost attributed to the quantity ordered’ exceeding the 3 months forecast and FGI’s finish goods inventory.

6.3	Long Lead Items

In order to manage demand fluctuations Contractor shall suggest from time to time a list of LLI’s to be approved by the Customer, based on Customer’s forecast submitted in writing. Contractor shall maintain in inventory certain quantities of LLI. “LLI” shall mean Long Lead Item materials required in order to complete manufacture and supply of Products. For the avoidance of doubt Customer shall have no additional liability with respect to the holding of LLI other than the liability provided herein below.

The usage of LLI by Contractor for the manufacture of Products shall be by a written order by Customer in accordance with this Agreement, stipulating the quantity Customer wishes Contractor to use. If Contractor holds LLIs based on any written requirement for more than six (6) months after the last shipment of any Product to Customer, Customer shall be required to purchase such LLIs at 125% of part cost (in case no work done). The purchase terms of such LLI’s, are similar to those set forth in Section 8.2 hereof.

6.4	Contractor is responsible for monitoring suppliers’ quality according to the specifications provided by Customer for all purchased materials.

6.5	Subject to section 15 hereto, in the event of termination of this Agreement or a cancellation of a Purchase Order, and/or discontinuance of a Product, or excess materials created by an Engineering Change, Customer agrees to compensate Contractor for unused material inventory which are affected by such termination, cancellation or discontinuance, as follows:

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(i) The cost+25% of material inventory, whether in raw form or work in process, which are not returnable to the vendor or usable for other Contractor’s customers, including economic order quantities of unique parts.

(ii) The cost+25% of materials on order which cannot be cancelled.

(iii) Payment shall be made to Contractor against delivery of the compensated materials to Customer. The above compensation shall be the sole compensation due to Contractor as a result thereof. The compensation for finished Products is as set out in Section 8.2 below.

6.6	Contractor shall undertake all possible efforts to cancel all applicable materials purchase orders and reduce materials inventory through return for credit programs or allocate materials for alternate programs, if applicable.

6.7	Notwithstanding anything to the contrary herein customer shall be initial whenever it is obligated to pay for inventory to contractor, according to part 6 to make an advance in the same amount, on account of such inventory with advanced shell be nonrefundable except to extend to such inventory is consume in manufacturing of products for customer here after.

7. Forecasts

7.1	Customer shall issue to Contractor, on a monthly basis, a five (5) month rolling forecast setting forth projected demand for Product Products. In the event that the forecast will be delivered after the 15th day of the calendar month, then Customer will provide Contractor with a six (6) month rolling forecast (the “Forecast”).

Contractor shall undertake all reasonable efforts, including expediting materials and allocating capacity, in order to support Customer’s request for increased production.

7.2	Contractor will supply all orders that do not exceed the forecast at the delivery times set forth in each purchase order. Late deliveries will carry (without prejudice) a late delivery charge at the rate of 0.25% per week for the first 14 days, 0.5% for per week thereafter and not more than 2.5%, to be deducted from the consideration due to the Contractor for labor and mark-ups. To dispel any doubt late deliveries will carry a late delivery charge only if the cause of such late deliveries is due to Contractor negligence.

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7.4	Customer tooling, etc.

All Customers’ materials, tooling and equipment furnished to Contractor or paid for by Customer in connection with this Agreement and all paid for Products shall:

(i)	Be clearly marked and remain the Customer’s property.

(ii)	Be kept free of liens and encumbrances.

(iii)	Contractor is responsible for the maintenance of the tooling and equipment.

8. Customer Liability for Forecasts

8.1	Customer’s liability with respect to any and all demand signals provided by Customer, including but not limited to “purchase orders” “forecasts” “schedules” “pick lists” with respect to any Products manufactured, produced, procured, stored or delivered by Contractor, including, but not limited to, any direct or indirect costs related thereto or related to components, work in progress and/or raw materials shall be limited to the amounts set forth in this Section 8 with respect to finished Products and in Section 6 concerning components, work in progress and/or raw materials.

9. Quality

9.1	Contractor shall permit Customer to audit its quality procedures, upon three (3) working days advance notice to Contractor and shall provide all assistance which is reasonably necessary for Customer to evaluate the quality of the Products.

9.2	Contractor shall maintain quality assurance standards in accordance with EN ISO 13488. Contractor’s Quality Assurance, Control and Inspection shall be in full compliance with EN ISO 13485 standards during the Terms of this Agreement.

9.3	If a product did not pass Customer’s Test Process then Contractor will perform two rounds of repairs on the Product, if after such two rounds the Product still did not pass the ATP then Contractor will send the Product with a qualified personnel to Customer for repair.

9.4	In case of vigilance and recall STI will allow audits of Notified Body when deemed necessary.

9.5	Contractor shall establish internal instruction / procedures that conform to Customer Quality System.

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10. Warranty

For the purpose of this Agreement, “Warranty Period” shall mean twelve (12) months as of the date of delivery to Customer. Contractor represents and warrants that, for the Warranty Period, the Products (i) will be free from defects in workmanship, material (to the same extent as the original manufacturer of the material warrants the Contractor), and manufacture; (ii) will comply with the requirements of this Agreement, including all Specifications; and (iii) all services performed in connection with this Agreement will be performed in a competent, professional and workmanlike manner, free from defects. Contractor further represents and warrants that the Products will consist of new (not used or recycled) material, and the warranty provided in this Section shall not apply to any Products that are (1) modified by Customer or any third party without Contractor’s written consent, (2) installed or operated by Customer or any third party in a manner inconsistent with the Specifications or the terms and conditions of this Agreement, or (3) damaged as the result of any negligence or misuse by Customer or any third party, or as the result of fire, casualty, or other external cause.

11. Engineering Changes

11.1	Customer may, upon advance written notice to Contractor, submit engineering changes for incorporation into the Products. Contractor will make all efforts to review the engineering change and report to Customer within seven (7) working days of any implications of the proposed changes. The report should include all possible implications on materials, delivery schedule, manufacturing process, quality and product cost and shall also quote the Contractors costs for implementing the changes.

Customer and Contractor will agree on all aspects of implications and shall accordingly make revisions in outstanding Purchase Orders - if requested by Customer.

11.2	Contractor shall undertake all efforts to assure quick implementation of engineering changes.

12. Delivery and Inspection. Title and Shipping

12.1	Contractor undertakes to report to Customer once (1) a week, or per Customer request, the quantity of Products ready for delivery.

13. Price and Price Reviews

13.1	Pricing conditions for manufacturing services supplied under this Agreement are defined in Appendix B. All prices will be quoted in US Dollars.

13.2	Price Review: Contractor and Customer will meet every three (3) months, during the term of this Agreement to review pricing and determine the actions required by both sides in order to achieve cost reduction. The new prices that will be agreed to and the said new prices that will come into effect will be reflected in the Purchase Orders submitted after such review.

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13.3	It is agreed that, for the sake of facilitating uninterrupted manufacturing, Contractor may purchase materials for Customer’s products at prices higher than those agreed to with the following limitations:

13.3.1.	For price change which has a cost impact less than US$200, based on one (1) quarter consumption will not require prior authorization from Customer. Contractor will be obliged to submit comprehensive written report to Customer, subsequent to such event.

13.3.2	For price change which has cost impact greater than US$200, based on one (1) quarter consumption will require prior written authorization from Customer.

13.3.3	Customer shall answer urgent requests for approvals for price change, within three (3) working days.

14. Terms of Payments

14.1	Contractor will invoice Customer per each delivery. The invoice shall include all purchase order details. The invoice will be quoted in US Dollars. Total invoice amount will be converted to NIS according to official exchange rate published by official authority in Israel pursuant to clause 14.3.

Each invoice will be added by official VAT rate according to tax laws of state of Israel.

14.2	Contractor and Customer agree to terms of payments of current plus thirty (30) days from the date of invoice.

14.3	Prices will be in US$, in any event, the exchange rate would be not less than 3.8 shekels to one US$ for 50% of the total Invoice, whereas the remaining 50% will be based on published official representative exchange rate.

14.4	The Customer shall forward to the Contractor a lump sum as an advanced payment equivalent to 50% of the payment due for the first 2000 units for financing initial raw material purchasing. In case of increasing purchase orders the customer will pay advance payment of 50% from total price of increased items for three (3) months.

14.5	Delay of payment to Contractor will bear interest according Bank Hapoalim published rate of annual exceptional interest.

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14.6	Delay of payment for more than thirty (30) days will be considered breach of Agreement and cause for Termination.

15. Termination

15.1	Termination for cause

If either Party fails to meet any one or more of the terms and conditions as stated in either this Agreement or the Appendices, Contractor and Customer agree to negotiate in good faith to resolve such default. If the defaulting Party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting Party shall have the right to terminate this Agreement by furnishing the defaulting Party with sixty (60) days written notice of termination.

15.2	Termination without cause

Notwithstanding anything to the contrary stated in this Agreement, either Party may terminate this Agreement at any time without cause by giving to the other party, not less than four (4) months written notice.

15.3	A Party may immediately terminate this Agreement should the other party:

(i)	become insolvent;

(ii)	enter into or filing a petition, arraignment or proceeding seeking an order for relief under the bankruptcy/insolvency laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets; or, (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

16. Effect of Termination

16.1	In the case of termination and unless otherwise stipulated, Contractor will deliver all services and/or deliverables and Customer will pay in advance and prior to delivery for all items mentioned on a Purchase Order or Change Order accepted by Contractor before expiration or Termination date.

16.2	Except where the termination is a result of Contractor’s default, Customer agrees to compensate Contractor for Products and materials as stipulated in Sections 6 and 8 of this Agreement.

16.3	Each Party will promptly return to the other Party, all technical documentation (e.g. drawings, work instructions, data and design sheets) and/or Confidential Documents related to the present Agreement.

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16.4	Contractor will return to customer all consigned materials, equipment and tooling stipulated in section 7.4 of this Agreement.

17. Dispute Resolutions

17.1	In the spirit of continued cooperation, the Parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

17.2	It is the intent of the Parties that any dispute be resolved informally and promptly through good faith negotiations between Contractor and Customer. Either Party may initiate negotiation proceedings by written notice to the other Party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and method to remedy the dispute, If these proceedings are not productive of a resolution, then senior management of Contractor and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

17.3	Should the foregoing procedure not bring a mutually satisfactory solution within thirty (30) days, each Party will be free to proceed according to applicable law.

18. Limitation of Liability

18.1	Neither Party shall be liable to the other for any indirect, incidental, special or consequential damages resulting from this Agreement, including but not limited to loss of profit, loss of production loss of contracts, even if either party or an authorized representative has been advised of the possibility of such damages.

18.2	Each Party (“Defaulting Party”) agrees to protect, defend, indemnify and hold harmless the other Party (“Innocent Party”) from all sums, costs, expenses and reasonable attorney’s fees which the Innocent Party may incur or actually be obligated to pay as a result of any or all claims, demands, causes of action or final judgments in favor of any third person that relate to or arise from (i) a breach of the obligations of the Defaulting Party as set forth herein, or (ii) a tort by the Defaulting Party.

The Innocent Party undertakes to: (i) give the Defaulting Party prompt notice of any such claims, (ii) render reasonable assistance to the Defaulting Party thereon, and (iii) permit the Defaulting Party to direct the defense of the settlement of such claims, provided, that the Defaulting Party will enable the Innocent Party to be present in meetings with legal counsel to the defense and court hearings, Settlement of claims outside of court will require the approval of the Innocent Party unless as part of the settlement, a full waver is made in favor of such Innocent Party.

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19. Patents Copyrights and Trademarks Indemnity

19.1	As part of the general indemnification set forth in Section 18.2 above, each Defaulting Party shall defend, indemnify and hold harmless the Innocent Party from any claims by a third party of infringement of intellectual properties resulting from the acts of the indemnifying party pursuant to this Agreement.

19.2	Customer’s product and designs contain certain elements that are proprietary to Customer. Furthermore, in the course of this agreement, technical and commercial information of the Customer may be revealed or become known to the Contractor. Contractor shall keep in confidence all information relating to the foregoing, shall not use any part of it for any purpose except the performance of this Agreement and shall not enable any third party to use it, unless such information becomes public domain through no fault of the Contractor. Contractor shall ensure that all employees privy to such proprietary and confidential information of the Customer are subject to similar non-disclosure and non-use undertakings and are made aware of the proprietary and confidential nature of the information.

The provisions of this clause 19.2 shall survive termination or expiration of the Agreement.

20. Non-competition

20.1	The Contractor and the Customer will not be allowed to employ employees of the other Party, directly or indirectly, for one (1) year from the date the employee has ceased to be employed by the other Party. The above mentioned restriction may be waived by either Parties provided that it is done by a written and specific consent.

20.2	During the Term of this Agreement and for an additional period of two (2) years from the date of termination of this Agreement, the Contractor undertakes not to produce on its own account and/or render manufacturing services to another customer who’s equipment is in the field of non-invasive devises using light or radio frequency energy for the medical-aesthetic market.

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21. General

21.1	Force Majeure. Neither Party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars, sabotage, labor disputes, material unavailability due to unwarranted production stoppage by supplier or any other cause beyond the reasonable control of the delayed party provided that the delayed Party, (i) gives the other Party written notice of such cause, and (ii) uses its reasonable efforts to remedy such delay in its performance.

22.2	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect, while the Parties shall negotiate in good faith to replace the provision with another enforceable one reflecting as closely as possible the Parties initial intention.

22.3	Relationship of the Parties. Each of the Parties shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor. Neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party whether express or implied, or to bind the other party in any respect whatsoever.

22.4	Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the law of the State of Israel, and both Parties consent to jurisdiction by the courts of the City of Haifa.

22.5	Choice of Language. The original of this Agreement has been written in English. Any notices provided by any Party as required by this Agreement shall be written in the English language.

22.6	Notifications. Any and all notices and other communications whatsoever under this Agreement shall be in writing, sent by registered mail or by email or facsimile to the address set forth above. Notices sent via registered mail shall be deemed to have been delivered within three (3) business days after the date posted. With regards to the normal course of business, notices sent via email or facsimile shall be deemed to have been received one (1) business day following the date of transmission.

22.7	Entire Agreement. No amendment of this Agreement will be valid unless made in writing signed by a duly authorized representative of both Parties. No provision of this Agreement will be deemed waived and breach or default excused unless the waiver or excuse is in writing and signed by the Party issuing it. The terms and conditions contained in this Agreement terminate and supersede all prior oral or written understanding between the Parties and shall constitute the entire agreement between them concerning the subject matter of this Agreement.

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22.8	This Agreement may be executed in one or more counterparts each of which will be deemed the original, but all of which will constitute but one and the same document. The Parties agree that this Agreement and its appendices may not be modified except in writing, signed by both Parties.

In Witness whereof, the Parties have caused this Agreement to be duly executed for and on behalf of:

Contractor:		Customer:

Date:	7/11/13	Date:	7/3/13

Name:	TOVY SIVAN	Name:	MOSHE MIZRAHY

Title:	CEO	Title:	CEO

Signature:	/s/ Tovy Sivan	Signature:	/s/ Moshe Mizrahy

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